Exhibit 99-1

MOST HOME Announces Subscription Agreement and Completion of First Closing of Private Placement.

Vancouver, BC - October 24, 2005 - Most Home Corp. [OTC BB: MHME] (the "Company"), a premier provider of Internet lead response systems and wireless MLS service to the real estate industry, is pleased to announce that it has entered into a subscription agreement with an accredited investor to acquire 3,333,334 units of the Company, at US$0.30 per unit. Each unit comprises of one common share of the Company and one-half of one 3-year share purchase warrant. Each whole warrant entitles the investor to purchase one additional common share at an exercise price of US$0.33 per share. Upon Second Closing, the Company will receive US$1 million of subscription proceeds.

The Company has completed First Closing and issued 833,334 units at US$0.30 per unit to an accredited investor. Each unit comprises of one common share of the Company and one-half of one share purchase warrant. Each whole warrant entitles the investor to purchase one additional common share at an exercise price of US$0.33 per share at any time up to and including October 20, 2008.

The Second Closing is expected to occur on November 17, 2005.

For more information, see our Form 8-K dated October 21, 2005, filed with the SEC at www.sec.gov.

About Most Home Corp.

Most Home Corp. is a real estate services company providing technology solutions for agents, brokers and real estate franchises. Most Home's broker and agent web solutions, incorporating its proprietary client acquisition, response, and qualification solution represent the next generation in web service technology and customer relationship management.

The Company also operates Most Home Technologies Corp. is a newly formed subsidiary of Most Home Corp. (OTC BB: MHME), a technology and services company specializing in Internet solutions for the real estate industry. Most Home Technologies' flagship product, ClientBuilder, is available to independent brokers and real estate franchises across the US and Canada. ClientBuilder is a client acquisition, response, and qualification solution providing a unique combination of high tech and high touch to brokers looking to grow their business through a proven online marketing and lead management strategy. In addition, Most Home Technologies provides award-winning wireless MLS service to major markets including most of Canada, Las Vegas, Upper State New York, Northern California, and the Pacific Northwest.

Most Home also operates Most Referred Real Estate Agents Inc. Established in 1997, Most Referred(R) is a licensed real estate company located in British Columbia, Canada and is engaged in the business of acquiring and qualifying real estate leads for its network of peer-selected real estate agents in some 2,600 market centers across the United States and Canada.

Most Home Corp. maintains a corporate Internet site at http://www.mosthome.com.

FOR MORE INFORMATION PLEASE CONTACT

Web: http://mosthome.com/investor_info.html

For further information or to be included on our email update list, please contact:

Brad Long / Investor Relations
Most Home Corp.
1530 Gulf Road
Point Roberts, WA 98281 USA
Toll Free: 877-360-0988 (US & Canada)
Direct: 360-945-2490 (Pacific Standard Time)
Fax: 360-945-2491
Email: blong@mosthome.com

Lisa Gaetz / Industry Relations
Most Home Technologies Corp.
#1 - 11491 Kingston Street
Maple Ridge, BC V2X 0Y6
Toll Free : 800-347-4701
Mobile : 778-231-1924
Fax: 604-460-7683
Email: lisa.gaetz@mosthome.com

Certain information and statements included in this news release constitute "forward-looking" statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.